UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): December 12, 2006

USTelematics, Inc.
(Exact name of registrant as specified in charter)

Delaware	000-52193	20-3600207
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

335 Richert Drive, Wood Dale, Illinois	60191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 595-0049

Copies to:
Marc J. Ross, Esq.
Louis A. Brilleman, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

ITEM 3.01 Unregistered Sales of Equity Securities

Debentures

On December 12, 2006 (the “Closing Date”), USTelematics, Inc. (the “Company”) entered into and consummated a securities purchase agreement with a group of accredited investors (the “Investors”) providing for the issuance to the Investors of the Company’s 9% Senior Secured Convertible Debentures in the principal amount of $3,565,000 (the “Debentures”). Interest is payable in cash or, at the option of the Company (after the effective date of the Registration Statement, as defined below), in registered shares of common stock of the Company (at a 20% discount to the average of the lowest 3 intra-day trading prices during the 20 trading days immediately prior to the interest payment due date). Upon an event of default, the interest rate of the Debentures will be increased to 18%. The Debentures mature two years from the date of issuance.

All amounts due under the Debentures may be converted at any time, in part or in whole, at the written election of the holder thereof, into shares of the Company’s common stock at a conversion price of $0.50. No conversions may take place if it would cause a holder of the Debentures to become the beneficial owner of more than 4.99% of the outstanding shares of common stock of the Company, which limitation is subject to waiver by an Investor upon 61 days prior written notice to the Company.

The Company has granted a security interest in all of its assets to secure its obligations under the Notes.

The Company also issued to the holders of the Debentures Class A Warrants to purchase 7,130,000 shares of the Company’s common stock at $0.55 per share and Class B Warrants to purchase 3,565,000 shares of Common Stock at $0.75 per share (collectively, with the Bonus Warrants, as defined below, the “Warrants”). All Warrants are exercisable for a period of five years.

Exchange Debentures

The Company also issued debentures (the “Exchange Debentures”) in the principal amount of approximately $1,597,000 in exchange for debentures issued to a group of investors (the “Bridge Investors”) on or after April 14, 2006 (the “Bridge Financing”). The Exchange Debentures are identical to the Debentures in all respects, except that the conversion price of the Exchange Debentures is $0.375.

The Company also issued to the Bridge Investors Class A Warrants to purchase 4,259,726 shares of the Company’s common stock and Class B Warrants to purchase 2,129,863 shares of Common Stock. In addition, they received five-year warrants (the “Bonus Warrants”) to purchase an aggregate of 1,064,932 shares of common stock of the Company at $.375 per share.

The Company has agreed to file a registration statement (the “Registration Statement”) for the registration of the shares issuable upon (i) conversion of the Debentures and the Exchange Debentures and (ii) exercise of the Warrants within 40 days after the Closing Date and cause it to be declared effective within 120 days after the Closing Date, assuming a full review of the Registration Statement by the Securities and Exchange Commission (the “Commission”), or within 90 days assuming no review. If the Registration Statement is not filed on time or not declared effective by the Commission on the earlier of (i) within 5 business days after the Commission states that there will be no review or that the Commission has no further comments, or (ii) upon the occurrence of other registration default related matters, the Company must pay liquidated damages of 2% per month or part thereof for any registration default up to a maximum of 30% in the aggregate of the purchase price paid. Such damages may be paid by the Company at its option in cash or in registered common stock valued at the lowest reported closing bid price of the common stock during the 20 trading days immediately before accrual of the obligation to make the payment

All securities were issued pursuant to an exemption from registration in reliance on Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and on the Investors’ representations that they are “accredited” as defined in Rule 501 under the Securities Act.

Axiom Capital Management, Inc. (“Axiom”) acted as exclusive placement in connection with the sale of the Debentures and the Warrants as well as in connection with the Bridge Financing. For its services, Axiom received a cash fee equal to 10% of the proceeds from the sale of the securities. In addition, it received warrants to purchase 1,113,000 shares of the Company’s common stock.

ITEM 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits

Exhibit Number	Description
4.1	Form of Secured Debenture
4.2	Form of Series A Warrant
4.3	Form of Series B Warrant
4.4	Form of Exchange Bonus Warrant
10.1	Securities Purchase Agreement
10.2	Collateral Agent Agreement
10.3	Registration Rights Agreement
10.4	Amended and Restated Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USTELEMATICS, INC.

Date: December 14, 2006	By:	/s/ Howard Leventhal
Howard Leventhal
President